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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Amendment No. 1)*

                         Jardine Fleming India Fund
--------------------------------------------------------------------------------
                              (Name of Issuer)

                               Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                471112102
                     ----------------------------------
                              (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following page(s))


                                  Page 1

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CUSIP No. 471112102                  13G                             Page 2
          ---------

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 (1) Names of Reporting Persons. S.S or I.R.S. Identification Nos. of Above
     Persons

               Barclays Global Investors. N.A., 943112180

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 (2) Check the Appropriate Box if a member of a Group*
                                 (a)  / /
                                 (b)  /X/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
                    U.S.A.
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 Number of Shares             (5) Sole Voting Power
 Beneficially                       933,900
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    933,900
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
              933,900
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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* / /
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(11) Percent of Class Represented by Amount in Row (9)
              8.26%
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(12) Type of Reporting Person*
              BK
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                    *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

    (A)   NAME OF ISSUER
                      Jardine Fleming India Fund
          ---------------------------------------------------------------------
    (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                      c/o Mitchell Hutchins Management Inc.
                      1285 Avenue of the Americas
                      New York, New York 10019
          ---------------------------------------------------------------------


ITEM 2.

    (A)   NAME OF PERSON(S) FILING
                      Barclays Global Investors, N.A.
          ---------------------------------------------------------------------
    (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                      45 Fremont Street
                      San Francisco, CA 94105
          ---------------------------------------------------------------------
    (C)   CITIZENSHIP
                      U.S.A.
          ---------------------------------------------------------------------
    (D)   TITLE OF CLASS OF SECURITIES
                      Common Stock
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    (E)   CUSIP NUMBER
                      471112102
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
         13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) /X/ Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule
            13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

    (a) Amount beneficially owned:
                          933,900
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    (b) Percent of class:
                             8.26%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
                          933,900
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                          0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                          933,900
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
                          0
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

    The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

    Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

    Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

    Not applicable

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                  October 10, 2000
                                       ----------------------------------------
                                                         Date

                                                     Vivien Lin
                                       ----------------------------------------
                                                      Signature

                                                 Manager of Compliance
                                       ----------------------------------------
                                                      Name/Title